Exhibit 12.1

TOPS HOLDING II CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to consolidated fixed charges for Fiscal 2008, Fiscal 2009, Fiscal 2010, Fiscal 2011, Fiscal 2012 and for the 40-week periods ended October 6, 2012 and October 5, 2013 (dollars in thousands, except ratio data).

	Fiscal 2008 (52 weeks)	Fiscal 2009 (53 weeks)	Fiscal 2010 (52 weeks) (1)	Fiscal 2011 (52 weeks) (1)	Fiscal 2012 (52 weeks) (1)	40-week periods ended
						October 6, 2012 (1)	October 5, 2013 (1)
Earnings:
Pre-tax (loss) income	$(17,160)	$(20,308)	$(35,958)	$7,127	$(21,542)	$15,914	$(8,474)
Plus:
Fixed charges	48,285	50,838	69,393	69,792	67,602	51,488	60,315
Amortization of capitalized interest	175	269	269	189	189	145	146
Less:
Interest capitalized	507	—	—	—	—	—	—

Total available earnings	$30,793	$30,799	$33,704	$77,108	$46,249	$67,547	$51,987
Fixed charges:
Interest expensed	$40,503	$42,970	$58,316	$58,326	$55,209	$42,572	$50,392
Interest capitalized	507	—	—	—	—	—	—
Amortization of discounts/ capitalized costs	1,401	1,466	2,728	3,150	3,417	2,650	2,323
Interest in rental expenses	5,874	6,402	8,349	8,316	8,976	6,266	7,600

Total fixed charges:	$48,285	$50,838	$69,393	$69,792	$67,602	$51,488	$60,315
Deficiency	$(17,492)	$(20,039)	$(35,689)		$(21,353)		$(8,328)
Ratio of earnings to fixed charges	(A)	(B)	(C)	1.10	(D)	1.31	(E)

(A)	Due to the Company’s loss in Fiscal 2008, the ratio coverage was less than 1:1. The Company must generate additional earnings of $17,492 to achieve a coverage ratio of 1:1.

(B)	Due to the Company’s loss in Fiscal 2009, the ration coverage was less than 1:1. The Company must generate additional earnings of $20,039 to achieve a coverage ratio of 1:1.

(C)	Due to the Company’s loss in Fiscal 2010, the ratio coverage was less than 1:1. The Company must generate additional earnings of $35,689 to achieve a coverage ratio of 1:1.

(D)	Due to the Company’s loss in Fiscal 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $21,353 to achieve a coverage ratio of 1:1.

(E)	Due to the Company’s loss during the 40-week period ended October 5, 2013, the ratio coverage was less than 1:1. The Company must generate additional earnings of $8,328 to achieve a coverage ratio of 1:1.

(1)	Fiscal 2010, Fiscal 2011, Fiscal 2012 and the 40-week periods ended October 6, 2012 and October 5, 2013 include the operating results of the acquired Penn Traffic supermarkets following the January 29, 2010 Acquisition.